Exhibit 99.2

Goldner Hawn Johnson & Morrison

Incorporated

3700 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-4128

612/338-5912

Fax 612/338-2860

October 2, 2005

Special Committee of

  The Board of Directors

c/o Mr. John Turner, Chairman

ShopKo Stores, Inc.

700 Pilgrim Way

Green Bay, Wisconsin 54304

Dear Mr. Turner:

We are in receipt of the notice sent to us yesterday by your counsel in connection with the non-binding expression of interest received by you from Sun Capital Partners IV, Inc., Developers Diversified Realty Corporation, Lubert-Adler Partners and Klaff Realty, and Elliott Management Corporation (collectively, the “Elliott Group”) with respect to the acquisition of ShopKo Stores, Inc. (the “expression of interest”).  We also understand that shortly after our receipt of that communication the ShopKo Board met and concluded that the expression of interest is reasonably likely to result in the consummation of a transaction that is financially better for ShopKo’s shareholders than the transaction agreed to with Goldner Hawn, which it is required to do under the existing Agreement and Plan of Merger (the “Merger Agreement”) prior to the Company entering into discussions with the Elliott Group or providing it with confidential information.

We disagree.

By pursuing this course of action, the Board is putting at risk a transaction that it has repeatedly determined to be in the best interests of its shareholders.  As you are well aware, our financing commitments expire on November 1, 2005 and, accordingly, we insist that the Company honor its commitment to convene the meeting of ShopKo shareholders on October 17, 2005.  We are concerned that through the Board’s actions, ShopKo’s shareholders will fail to appreciate the highly conditional nature of the expression of interest which by its own terms is “intended only to serve as an expression of the Parties’ intent and not as a binding obligation”, falsely assume that the transaction described in the expression of interest is a currently viable alternative to the transaction with Goldner Hawn and mistakenly vote against the Goldner Hawn transaction.  If the Elliott Group then does not proceed with its proposal, which it is under no obligation to

Special Committee of

  The Board of Directors

c/o Mr. John Turner, Chairman

October 2, 2005

do, shareholders will be left with no transaction or a transaction on significantly less favorable terms.

Under the terms of the Merger Agreement, the Company is prohibited from engaging in discussions with, or providing information to, any person with respect to an acquisition proposal unless the proposal, on the terms proposed, is reasonably likely to lead to a “Superior Proposal”.  The Merger Agreement defines a Superior Proposal as “a proposal…on terms that the Special Committee determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, (i) would result in a transaction that is more favorable to the Company’s shareholders (in their capacities as shareholders) from a financial point of view than the Merger and the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed, in each case taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal, including the likelihood that such transaction will be consummated.”

We believe that the Board erred in concluding that the transaction outlined in the expression of interest, which might or might not result in ShopKo shareholders receiving $26.50 per share sometime next year, could reasonably be expected to be financially superior to the transaction with Goldner Hawn, in which shareholders would receive $25.50 per share prior to the end of this month.  Assuming any reasonable return on equity required by ShopKo’s shareholders, the present value of the proposal from the Elliott Group is financially inferior to the Goldner Hawn transaction and should be recognized as such by the Board and the Company’s shareholders.  If one were to apply a discount rate of 12% per annum (which we believe to be a relatively low discount rate given the risk inherent in the proposed transaction) for the minimum four to five month period that would be required to close a transaction with the Elliott Group to the $26.50 per share proposed, the present value of that consideration today is less than the $25.50 per share available in just over two weeks in the Goldner Hawn transaction.

In addition to failing to recognize the financially inferior nature of the expression of interest, we believe that the Board failed to appreciate the high degree of uncertainty as to whether any transaction with the Elliott Group would be consummated.  As noted in some detail below, the transaction outlined in the expression of interest is subject to, among other things, due diligence, timing, regulatory, and financial uncertainties, any one of which could result in no transaction being consummated.

Both the Board and ShopKo shareholders should consider carefully the many uncertainties inherent in the expression of interest.  They include:

Special Committee of

  The Board of Directors

c/o Mr. John Turner, Chairman

October 2, 2005

•

Due Diligence and Financing Uncertainties: The expression of interest is subject to “confirmatory due diligence”.  One should understand that what will be confirmed is whether the Elliott Group wishes to proceed with a transaction and whether they will continue to be prepared to proceed at $26.50 per share.  Although the Elliott Group asserts that the expression of interest is not subject to a financing condition, whether the Elliott Group arranges or provides financing for the transaction will be inextricably linked to the results of due diligence.

Goldner Hawn’s due diligence process took place over the course of many months during which time the Elliott Group showed no interest in obtaining non-public information from the Company.  We further note that the Elliott Group consists of four separate parties, each of whom presumably would have to be satisfied with the results of a due diligence investigation compressed into a timeframe of a few weeks.  One should expect that their due diligence could result in terms materially different from those set forth in the expression of interest, or a withdrawal of the expression of interest in its entirety.  In addition, the Elliott Group states that it can complete due diligence in twenty-one days, which is incompatible with the timing of the shareholders meeting, which will be convened in fifteen days.

•

Timing Uncertainties: The Elliott Group has indicated that they are prepared to move forward with a merger transaction “as quickly as possible.”  However, they fail to mention that, should they ultimately determine to proceed with the proposed transaction, it is unlikely that the transaction could be closed in less than four to five months.  The expression of interest does not take into account the time required to prepare and file a proxy statement with the Securities and Exchange Commission, the time required for SEC review of the proxy statement, and the shareholder notice requirements under Wisconsin law.  The Elliott Group will also be required to prepare and file notification under the Hart Scott Rodino Act, which could also result in unanticipated delays due to the competing retail activities of the members of that group.  The information provided with respect to the group’s experience at closing transactions is irrelevant in the context of completing a transaction with a publicly held company and demonstrates how little consideration that they have given to this matter.

•

Business Uncertainties and Risks to the Transaction: The Elliott Group will undoubtedly insist on a closing condition to the effect that the Company has experienced no material adverse change prior to closing a transaction.  The operating results of the Company have been deteriorating and as publicly disclosed to its shareholders, the Company expects the same factors that have resulted in disappointing operating performance to continue through the all-important holiday season.  Because the closing of any transaction with the Elliott Group will not occur before next year, disappointing holiday sales would result in

Special Committee of

  The Board of Directors

c/o Mr. John Turner, Chairman

October 2, 2005

the Elliott Group being in the position to abandon a transaction with the Company on the terms proposed, or to renegotiate the financial terms of the transaction.

•

Shareholder Approval Uncertainty: Elliott Management Corporation and its affiliates filed a Schedule 13D with the SEC on September 6, 2005 reporting that it beneficially owned 8% of the Company’s shares.  We are unaware of any actions taken by the Company Board prior to such acquisition that would exempt any transaction proposed by the Elliott Group from the 75% shareholder approval requirement of Article V of the Company’s Articles of Incorporation.  The existence of the 75% shareholder approval requirement substantially decreases the likelihood that a transaction will be consummated on the terms proposed in the expression of interest.

We believe that the Elliott Group is most likely engaged in an attempt to cause Goldner Hawn to again raise its offer for ShopKo.  This will not happen.  We believe that if the Elliott Group had been seriously interested in acquiring ShopKo it would not have waited almost six months to announce its intentions.  The proposal from the Elliott Group comes just two weeks prior to the scheduled shareholder vote and at a present value less than the $25.50 Goldner Hawn offer.  The Elliott Group’s proposed due diligence schedule is designed to be completed a full week after the mandatory shareholder vote on October l7th.  We were also amused by the Elliott Group’s recent entreaty to the Special Committee that it not move the termination date of the Merger Agreement from November 1, 2005 to an earlier date in October.  Evidently the Elliott Group’s preference is to have Goldner Hawn’s offer stand as long as possible, theoretically putting a floor under the value of its current investment in ShopKo while they create uncertainty about the transaction.  In most competitive situations a second buyer would want the first buyer out of the way as soon as possible.  The Elliott Group is acting much more like a seller than a buyer, not surprising given the nature of their hedge fund trading business.

We also remind you of your obligations under Section 5.2(a) of the Merger Agreement.  We note that the Elliott Group has requested that you delay the meeting of ShopKo shareholders scheduled for October 17, 2005 to October 28, 2005.  Under Section 5.2(a) of the Merger Agreement, the Company is required to use its reasonable best efforts to hold a meeting of its shareholders as promptly as practicable for the purpose of voting on the Merger.  This obligation is not affected by the receipt of any proposal with respect to an acquisition of the Company.  We expect that the Company will honor its obligations under Section 5.2(a) of the Merger Agreement, and will inform the Elliott Group that the shareholder meeting scheduled to take place on October 17, 2005 will not be delayed.

Special Committee of

  The Board of Directors

c/o Mr. John Turner, Chairman

October 2, 2005

ShopKo’s shareholders should not be misled by inaccurate or incomplete information about the Elliott Group’s highly conditional, non-binding expression of interest.

Yours truly,

/s/ Michael T. Sweeney

Michael T. Sweeney